EXHIBIT 10.14

KEYCORP
LONG-TERM INCENTIVE DEFERRAL PLAN
This KeyCorp Long-Term Incentive Deferral Plan (the “Sub-Plan”) is hereby established, effective as of December 31, 2018 (the “Effective Date”), as a sub-plan under the KeyCorp 2013 Equity Compensation Plan and under any successor shareholder-approved equity compensation plan of the Corporation (collectively referred to herein as the “Equity Compensation Plan”). The purpose of the Sub-Plan is to allow Participants (as defined below) to elect to defer the payment of Eligible Awards (as defined below) that have become vested in accordance with the terms and conditions of the applicable Award Instrument and the Equity Compensation Plan, and the deferral of an Eligible Award shall be credited to a Participant’s Account (as defined below) under this Sub-Plan only after the vesting of such Eligible Award. In no event shall this Sub-Plan be construed to provide a Participant with any rights with respect to vesting of an Eligible Award beyond the rights set forth in the applicable Award Instrument and the Equity Compensation Plan.
ARTICLE 1
DEFINITIONS
Capitalized terms used in the Sub-Plan but not defined herein shall have the same meanings as defined in the Equity Compensation Plan. In addition to those terms and the terms defined in the preamble hereof, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:
“Account” means the bookkeeping account maintained by the Corporation on behalf of each Participant pursuant to this Sub-Plan. The sum of each Participant’s Sub-Accounts, in the aggregate, shall constitute his or her Account. The Account and each and every Sub-Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Sub-Plan.
“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Sub-Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to the Participant’s receipt of the entire amount credited to his Account.
“Beneficiary Designation Form” means the form approved from time to time by the Corporation (which may be electronic) that a Participant may execute in order to designate one or more Beneficiaries.
“Committee” means the Compensation and Organization Committee of the KeyCorp Board of Directors or its delegate(s).
“Corporation” means KeyCorp or its successor in interest.
“Deferral Election” means the Participant’s election on a form approved by the Corporation (which may be electronic) to defer a portion of his or her Eligible Awards in accordance with the provisions of Article 3.

“Eligible Award” means any Performance Shares granted to an Eligible Executive after the Effective Date, and, solely to the extent permitted by the Committee, in its sole discretion, Restricted Stock Units granted to an Eligible Executive.
“Eligible Executive” has the meaning given to such term in Section 2.1 hereof.
“Participant” means any Eligible Executive who (a) at any time elected to defer the receipt of an Eligible Award in accordance with the Sub-Plan, and (b) in conjunction with his or her Beneficiary, has not received a complete payment of the amount credited to his or her Account.
“Plan Year” means a calendar year.
“Separation from Service” means a termination of employment or service with the Corporation and its Subsidiaries, other than as a result of death, in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code.
“Sub-Account” means each bookkeeping sub-account maintained by the Corporation on behalf of each Participant pursuant to the Sub-Plan with respect to any Eligible Awards granted in a particular Plan Year.
ARTICLE 2
ELIGIBILITY
2.1    Eligibility. Participation in the Sub-Plan is limited to those employees of the Corporation and its Subsidiaries who are “executive officers” under Regulation O under federal banking law, and any other employees who may be designated by the Committee (or its delegate), in its sole discretion, as eligible to participate in the Sub-Plan and who are members of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA (each an “Eligible Executive”).
2.2    Enrollment Requirements. As a condition to initial participation in the Sub-Plan, an Eligible Executive shall complete, execute and return to the Corporation a Deferral Election in accordance with Article 3. In addition, the Corporation may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
2.3    Termination of Eligibility. An individual’s right to defer any Eligible Award under the Sub-Plan shall cease with respect to the Plan Year following the Plan Year in which he or she ceases to be an Eligible Executive, although such individual shall continue to be subject to all of the terms and conditions of the Sub-Plan for as long as he remains a Participant.
ARTICLE 3
DEFERRAL ELECTIONS
3.1    Elections to Defer. Each Eligible Executive may elect to defer Eligible Awards by filing a Deferral Election as provided herein. The Deferral Election with respect to an Eligible Award must be filed with the Corporation by, and shall become irrevocable as of, December 31 (or such earlier date as specified on the form) preceding the first day of the Plan Year in which such Eligible Award is granted to the Eligible Executive under the Equity Compensation Plan.

3.2    Amount Deferred and Form of Payment. A Participant shall designate on each Deferral Election:
(a)     The percentage of each Eligible Award that is to be deferred with respect to the applicable Plan Year, subject to the limitations of this Section 3.2(a). Unless otherwise determined by the Committee, with respect to each Plan Year, a Participant may defer (in 5% increments) between 25% and 80% of an Eligible Award, with such percentages applied to the number of units subject to each applicable Eligible Award.
(b)    The form of payment of each amount deferred, which may be either (i) in a single lump sum, (ii) in substantially equal annual installments over a period of 5 years, or (iii) in substantially equal annual installments over a period of 10 years; and in any case payment shall be made (or commence) following the Participant’s Separation from Service as provided pursuant to Article 5. A Participant may choose a different form of payment for each Eligible Award. To the extent that a Participant does not designate a form of payment on the Deferral Election, the form of payment shall be a single lump sum. Notwithstanding any provision of the Sub-Plan or any Deferral Election to the contrary, however, in the event of a Participant’s Separation from Service prior to a vesting date specified in the applicable Award Instrument with respect to an Eligible Award (or a portion thereof), such Eligible Award (or portion thereof) shall not be credited to the Participant’s Account pursuant to any Deferral Election under the Sub-Plan and instead shall be paid, to the extent vested (if at all), only at the time and in the form specified in the applicable Award Instrument.
3.3    Relation to Award Instrument. The Sub-Plan is intended to provide Eligible Executives the opportunity to defer payment of Eligible Awards that have become vested in accordance with their terms. Except as otherwise provided in this Sub-Plan, Eligible Awards shall remain subject to the terms and conditions of the applicable Award Instrument and Equity Compensation Plan, including, but not limited to, applicable vesting and forfeiture provisions.

ARTICLE 4
ACCOUNTS
4.1    Establishment. The Committee shall establish and maintain separate Sub-Accounts for each Participant for each Plan Year. For each Eligible Award, if any, that a Participant has elected to defer pursuant to Section 3.1 and that becomes vested pursuant to the terms and conditions of the applicable Award Instrument and the Equity Compensation Plan, and regardless of whether such Eligible Award otherwise would have been paid, pursuant to the applicable Award Instrument and the Equity Compensation Plan, in the form of Common Shares or cash, the Participant’s Sub-Account shall be credited with a corresponding number of notional Common Shares (both full and fractional), effective as soon as administratively practicable following the payment date of the Awards, and shall be assigned a form of payment (lump sum or installments) as specified by the Participant under Section 3.2. With respect to any deferral of an Eligible Award which, under the terms of the applicable Award Instrument and the Equity Compensation Plan, would have been paid in cash, the number of notional Common Shares credited to the Participant’s Sub-Account under this Section 4.1 shall be determined by dividing (a) the amount of cash that would have been payable as determined under the applicable Award Instrument but for the Participant’s Deferral Election, by (b) the Fair Market Value per Common Share on the date of crediting to the Participant’s Sub-Account hereunder. For purposes of clarity, Eligible Awards that are forfeited by their terms prior to vesting will in no event be credited to a Participant’s Account under this Sub-Plan. The value of each Participant’s Account shall be automatically increased or decreased, as the case may be, to reflect the Fair Market Value from time to time of the number of notional Common Shares credited to the Participant’s Account.
4.2    Adjustments. The notional Common Shares credited to a Sub-Account (a) shall, to the extent that dividend equivalents have been credited pursuant to the Award Instrument applicable to the deferred Award, continue to be credited with dividend equivalents until the time of payment in accordance with Article 5 of the Sub-Plan, in a manner consistent with the manner of crediting of dividend equivalents under the applicable Award Instrument; and (b) shall be subject to adjustments as provided in the Equity Compensation Plan.
4.3    Vesting; Forfeiture. Once credited to a Participant’s Account in accordance with the foregoing provisions of this Article 4, a Participant’s deferrals shall be fully vested; provided, however, that any amounts credited to an Account under this Sub-Plan shall remain subject to forfeiture and recoupment in accordance with the terms of the applicable Award Instrument and Equity Compensation Plan, in addition to the terms of any compensation recovery policy of the Corporation as in effect from time to time.
ARTICLE 5
PAYMENT OF ACCOUNTS
5.1    Date and Medium of Payment of Sub-Accounts.
(a)    Date of Payment. Except as otherwise provided in this Article 5, the amounts credited to a Participant’s Sub-Accounts shall be paid, or commence to be paid, within 30 days following the Participant’s Separation from Service, in the form of payment (lump sum or installments) specified by the Participant for each such Sub-Account in accordance with Section 3.2 hereof.
(b)    Six-Month Delay. Notwithstanding Section 5.1(a) to the contrary, if the Participant is a “specified employee” (as determined by the Corporation in accordance with Section 409A of the Code) at the time of his or her Separation from Service, such Sub-Accounts shall instead be paid, or commence to be paid, as soon as administratively practicable following the first business day of the seventh month following the Participant’s Separation from Service (or his or her date of death, if earlier). In the event that a Sub-Account is paid in installments: the first installment shall commence at the time specified in Section 5.1(a), and each subsequent installment shall be paid as soon as administratively practicable following the applicable anniversary of the commencement date, until the Sub-Account has been fully paid.
(c)    Medium of Payment. Notwithstanding any other provision of this Sub-Plan (i) any portion of a Participant’s Account that is attributable to deferral of an Eligible Award which, under the terms of the applicable Award Instrument and the Equity Compensation Plan, would have been paid in Common Shares shall be paid in Common Shares (both full and fractional) delivered under and counted against the share reserve of the Equity Compensation Plan, and (ii) any portion of a Participant’s Account that is attributable to deferral of an Eligible Award which, under the terms of the applicable Award Instrument and the Equity Compensation Plan, would have been paid in cash shall be paid in cash, in an amount equal to the Fair Market Value of the number of notional Common Shares (both full and fractional) credited to the Participant’s Account as of the date immediately prior to the date of payment pursuant to this Article V.

5.2    No Subsequent Payment Elections. Once a form of payment (lump sum or installments) has become irrevocable and effective with respect to any Sub-Account, a Participant may not elect to change the form of payment of such Sub-Account.
5.3    Death of Participant. Notwithstanding any other provision of this Sub-Plan, in the event of the Participant’s death, the remaining amount of all of the Participant’s Sub-Accounts shall be paid to the Participant’s Beneficiary or Beneficiaries designated on a Beneficiary Designation Form (or, if no such Beneficiary, to the Participant’s estate) in a single lump sum as soon as administratively practicable following the date of the Participant’s death. A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Corporation that bears the latest date at the time of the Participant’s death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 5.3, then payment pursuant to this Section 5.3 shall be made to the Participant’s estate.
5.4    Change in Control. Except as otherwise provided in Section 5.1(b) of this Sub-Plan, in the event of a “change in control event” with respect to the Corporation (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder), the remaining vested balance of each Account shall be paid to the applicable Participant in a single lump sum within 30 days following the date of the change in control event, in the medium of payment as provided pursuant to Section 5.1(c) of the Sub-Plan.
5.5    Discretionary Acceleration and Delay of Payments. Notwithstanding any other provision of the Sub-Plan to the contrary, except Section 5.1(b), the Committee may, in its sole discretion (a) accelerate the time or schedule of a payment under the Sub-Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j), and (b) delay the time or form of payment under the Sub-Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).
5.6    Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Committee, in its sole discretion, may cause any payment under this Sub-Plan to be made or commence on any later date that occurs in the same calendar year as the date on which payment otherwise would be required to be made under this Sub-Plan, or, if later, by the fifteenth (15th) day of the third month after the date on which payment otherwise would be required to be made under this Sub-Plan. Further, to the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article 5, or the making of the payment would jeopardize the ability of the Corporation (or any entity which would be considered to be a single employer with the Corporation under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.
ARTICLE 6
ADMINISTRATION
6.1    General. The Corporation, through the Committee, shall be responsible for the general administration of the Sub-Plan and for carrying out the provisions hereof. In general, the

Committee shall have the full power, discretion and authority to carry out the provisions of the Sub-Plan; in particular, the Committee shall have full discretion to (a) interpret all provisions of the Sub-Plan, (b) resolve all questions relating to eligibility for participation in the Sub-Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Sub-Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) adopt such rules, regulations or guidelines for the administration of the Sub-Plan and take such further action as the Committee shall deem advisable in the administration of the Sub-Plan. The actions taken and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Corporation, its shareholders, Eligible Executives, Participants, and their estates and Beneficiaries. Subject to applicable law, the Committee may delegate to one or more officers or employees of the Corporation, subject to such terms as the Committee shall determine, the authority to administer all or any portion of the Sub-Plan, or the authority to perform certain functions, including administrative functions. In the event of such delegation, all references to the Committee in this Sub-Plan (other than such references in the immediately preceding sentence) shall be deemed references to such officers as it relates to those aspects of the Sub-Plan that have been delegated. In accordance with the provisions of Section 503 of ERISA, the Committee shall provide a procedure for handling claims of Participants or their Beneficiaries under the Sub-Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Committee of any such denial.
6.2    Compliance with Section 409A of the Code. The Sub-Plan is a nonqualified deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees, and the Sub-Plan shall be subject to all of the provisions of the Equity Compensation Plan concerning compliance with Section 409A of the Code.
ARTICLE 7
AMENDMENT AND TERMINATION
7.1    Amendment. The Corporation reserves the right to amend, terminate or freeze the Sub-Plan, in whole or in part, at any time by action of the Committee or its delegate(s). In no event shall any such action by the Committee or its delegate(s) adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Sub-Plan), without the consent of the Participant or Beneficiary, unless the Committee or its delegate(s), as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code.
7.2    Payments Upon Termination of Sub-Plan. Except as otherwise provided in Article 5, in the event that the Sub-Plan is terminated, the amounts allocated to a Participant’s Sub-Accounts shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Sub-Plan.

ARTICLE 8
MISCELLANEOUS
8.1    Governing Law. The Sub-Plan shall be governed and construed in accordance with the internal substantive laws of the State of Ohio.
8.2    Successors. This Sub-Plan shall be binding upon and inure to the benefit of the Corporation and any successor of or to the Corporation, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Corporation whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Corporation” for the purposes of this Sub-Plan), and the heirs, beneficiaries, executors and administrators of each Participant.
8.3    Withholding of Taxes. The Corporation or any Subsidiary may withhold or cause to be withheld from any amounts deferred or payable under the Sub-Plan all federal, state, local and other taxes as shall be legally required in the same manner and to the same extent as provided in the Award Instrument applicable to the deferred Award
8.4    Participants Deemed to Accept Sub-Plan. By accepting any benefit under the Sub-Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Sub-Plan and any action taken under the Sub-Plan by the Board, the Committee and the Corporation, in any case in accordance with the terms and conditions of the Sub-Plan.
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